Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of OpenLocker Holdings, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

JAKOTA CAPITAL AG

By:	/s/ Ariane Gschwind
Ariane Gschwind, Director
Date:	05/05/2025

da Silva Oliveira Ricardo

By:	/s/ Ricardo da Silva Oliveira
Ricardo da Silva Oliveira
Date:	05/05/2025